Exhibit 10.1

December 26, 2019

Ashley Buchanan

Dear Ashley:

We are pleased to confirm the terms and conditions of your employment with Michaels Stores, Inc. (the “Company”), as set forth in this letter agreement (this “Agreement”). This Agreement is made and entered into and effective as of the date hereof (the “Effective Date”).

1.            Positions.

(a)            Effective as of January 6, 2020 (the “Start Date”), you will be employed by the Company, on a full-time basis, as its President and Chief Executive Officer Designate, reporting to the Chief Executive Officer. You agree to perform the duties of your position and such other duties as may reasonably be assigned to you by the board of directors (the “Board”) of The Michaels Companies, Inc. (“Parent”) from time to time. As of the Start Date, all functions with respect to the operations of the Company, other than the EVP and Chief Financial Officer, the two VP Assistant General Counsels, EVP and Chief Human Resources Officer and SVP of Business Development, will report directly to you. It is expected that you will transition to the role of Chief Executive Officer of Parent and of the Company, with all functions of the business reporting to you, by April 1, 2020. Upon such appointment as Chief Executive Officer, you agree to perform the duties of your position including, without limitation, general oversight and direction of the operations of the Company and such other duties as may reasonably be assigned to you by the Board, the Chairman of the Board, or another member of the Board as the Board’s designee, and you will report to the Board.

(b)            While employed by the Company, you will devote substantially all of your business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them. The Company hereby agrees that you may participate in appropriate trade associations. In addition, you may engage in appropriate civic, charitable, religious or personal activities that do not conflict or interfere with the proper performance of your duties hereunder or violate Section 12 of this Agreement. However, you may not engage in any other business activity or serve in any industry, professional, governmental or academic position during the Term (as defined below), except as may be expressly approved in advance by the Board in writing. You agree that, while employed by the Company, you will comply with all Company and Parent policies, practices and procedures and all codes of ethics or business conduct applicable to your position, as in effect from time to time. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(c)            In addition, and without further compensation, you will be appointed as a member of the Board and agree to serve as a director and/or officer of Parent, the Company, and  any of its Affiliates if so elected or appointed from time to time. If your employment with the Company terminates for any reason, then concurrently with such termination, you will be deemed to have resigned from the Board and any officer, trustee, or other positions you may hold with the Company, its Affiliates, or any of their respective related committees, trusts, foundations, or similar entities, in each case unless otherwise agreed in writing by the Company and you.

(d)            The principal place of your employment will be at the Company’s headquarters; provided that, you may be required to travel on Company business.

2.            Term of Employment.

(a)            The term of your employment hereunder is referred to herein as the “Term”. Either you or the Company may terminate your employment hereunder at any time upon thirty (30) days’ advance written notice; provided, that the Company may terminate your employment at any time upon written notice for Cause, setting forth in reasonable detail the nature of such Cause; and, provided further, that, in the event of your resignation for Good Reason, the notice requirements set forth in Section 2(c) shall apply. The Board may elect to waive any such notice period or any portion thereof required of you or the Company; provided that if the Company terminates your employment hereunder without Cause or you resign for Good Reason, the Company shall pay you your Base Salary (as defined below) for the portion of the notice period so waived.

(b)            For purposes of this Agreement, “Cause” shall mean any of the following events or conditions, as determined by the Board in its reasonable judgment: (i) your refusal or failure to perform (other than by reason of Disability (as defined in the Second Amended and Restated 2014 Omnibus Long-Term Incentive Plan of Parent (the “Equity Plan”)), or your material negligence in the performance of your duties and responsibilities to the Company or any of its Affiliates, or your refusal or failure to follow or carry out any direction of the Board determined in its reasonable judgment, and the continuance of such refusal, failure or negligence for a period of ten (10) business days after written notice delivered by the Company to you that specifically identifies the manner in which you have refused or failed to perform, or been negligent in performing, your duties; (ii) the material breach by you of any provision of any material agreement between you and the Company or any of its Affiliates and the continuance of such material breach for a period of ten (10) business days after delivery of written notice to you; (iii) fraud, embezzlement, theft or other dishonesty by you with respect to the Company or any of its Affiliates; (iv) your conviction of, or your plea of nolo contendere, to any felony or any other crime involving dishonesty or moral turpitude; and (v) any other conduct by you that involves a material breach of fiduciary duty to the Company or any of its Affiliates.

(c)            The following, if occurring without your consent, shall constitute “Good Reason” for termination by you:

1.	Your removal from the position of President, Chief Executive Officer Designate or, following your promotion to Chief Executive Officer, your removal from the position of Chief Executive Officer of the Company or Parent;

2.	Your not having transitioned to the role of Chief Executive Officer by April 1, 2020 (or such later date as mutually agreed by you and the Chairman of the Board in writing, the “CEO Transition Date”);

3.	A material diminution in the nature or scope of your responsibilities, duties or authority, a change in your direct reporting to the full Board; provided, however, that any material diminution of the business of the Company or any of its Affiliates shall not constitute “Good Reason”;

4.	A material diminution in your Base Salary (as defined below) or in your annual bonus opportunity as set forth in Section 8 hereof; or

5.	The relocation of your principle place of employment to an area outside of a fifty (50)- mile radius from the Company’s current headquarters in Irving, Texas.

To qualify as a termination for Good Reason under this Section 2(c), you must have given notice to the Company, setting forth in reasonable detail the condition purportedly giving rise to the Good Reason within ninety (90) days of the initial existence or occurrence of the condition, the Company must have failed to cure the condition within thirty (30) days of receiving such notice, and you must terminate your employment within thirty (30) days following the expiration of the thirty (30)-day cure period; provided that, in the event you have not transitioned to the role of Chief Executive Officer by the CEO Transition Date, the foregoing notice and cure provisions will not apply, and you must terminate your employment within fifteen (15) days following the CEO Transition Date.

3.              Base Salary. You will receive a base salary during the Term at the rate of $1,200,000 per year, payable in accordance with the Company’s regular payroll practices (as may be amended from time to time, “Base Salary”).

4.              Signing Bonus. Promptly following the Start Date, and not later than February 1, 2020, the Company will pay you a lump-sum cash amount equal to $3,667,652 (the “Signing Bonus”). The Signing Bonus is intended to make you whole for a bonus payment and certain equity awards of your prior employer that would otherwise be earned at your prior employer had you not accepted employment with the Company, and you acknowledge and agree that you have accurately represented in all material respects to the Compensation Committee of the Board (or its designee) the number and value of such bonus and awards at the time presented that would be forfeited. In the event your employment is terminated by the Company without Cause, you resign for Good Reason, or your employment terminates due to your death or Disability (as defined in the Equity Plan) prior to the second anniversary of the Start Date (the “Second Anniversary”), you will be entitled to keep the full amount of the Signing Bonus, subject to your continued compliance with any Restrictive Covenant (as defined in Section 12 below) covering  non-competition, non-solicitation, or non-hire and your continued material compliance with any other Restrictive Covenant to which you are bound. In the event you resign your employment with the Company other than for Good Reason prior to the Second Anniversary, you will be required to repay to the Company a pro-rata portion of the Signing Bonus based on the number of days remaining until the Second Anniversary (e.g., 50% of the Signing Bonus if you resign on January 6, 2021). In the event that your employment is terminated by the Company for Cause, you breach any Restrictive Covenant covering non-competition, non-solicitation, or non-hire or you breach in any material respect any other Restrictive Covenant to which you are bound, in each case, prior to the Second Anniversary, you will be required to repay the Signing Bonus to the Company in full.

5.             Stock Option Award. On the Start Date, subject to your execution of this Agreement and your resignation of employment from Walmart Inc. and its affiliates, and subject to approval by the Board and your commencement of employment with the Company on the Start Date, you will be granted an award of 500,000 options to purchase shares of common stock of Parent (“Parent Stock”) with an exercise price equal to the fair market value of Parent Stock on the Start Date (the “Option Award”). The Option Award will be evidenced by an award agreement substantially in the form attached hereto as Exhibit A.

6.             Restricted Stock Unit Award. On the Start Date, subject to your execution of this Agreement and your resignation of employment from Walmart Inc. and its affiliates, and subject to approval by the Board and your commencement of employment with the Company on the Start Date, you will be granted an award of 795,000 restricted stock units based on Parent common stock (the “RSU Award,” and together with the Option Award, the “Make-Whole Equity Awards”). The RSU Award will be evidenced by an award agreement substantially in the form attached hereto as Exhibit B. The Make-Whole Equity Awards are intended to make you whole for certain equity awards of your prior employer that would otherwise be earned had you not accepted employment with the Company, and you acknowledge and agree that you have accurately represented in all material respects to the Compensation Committee of the Board (or its designee) the number and value of such awards at the time presented that would be forfeited.

7.             Parent’s Annual Equity Grant Program. During the Term, but beginning with fiscal year 2021, you will be eligible to receive equity awards pursuant to Parent’s annual equity grant program, as may be modified from time to time by the Board. As part of Parent’s March/April 2021 annual equity grants, subject to your continued employment through the grant date and Board approval, you will be granted (i) 500,000 options to purchase Parent Stock and (ii) a number of restricted stock units based on Parent Stock equal to $1,666,666, divided by the closing price of Parent Stock on the grant date (or the parties may mutually agree to an economically equivalent equity package for such 2021 annual grants). For subsequent years, your annual equity grants will be targeted at an amount consistent with market compensation and Parent’s practices, and your award amounts will be reviewed annually based on your performance and Parent’s stock price.

8.             Annual Incentive Plan.

(a)            During the Term, but beginning with fiscal year 2020, you will be eligible to participate in the Company’s Annual Incentive Plan. Your target annual bonus for each fiscal  year during the Term beginning with fiscal year 2020 will be 125% of your Base Salary, and your maximum annual bonus for each fiscal year during the term will be 250% of your Base Salary, with the amount payable based on the achievement performance criteria established for the particular fiscal year in accordance with the Annual Incentive Plan. For the avoidance of doubt, you will not be eligible for an annual bonus in respect of fiscal year 2019.

9.            Severance. Although you will not become a “Participant” in the Company’s Officer Severance Pay Plan (the “OSPP”), you will be eligible to receive severance benefits under the same terms and conditions as set forth in the OSPP as of the Effective Date, which is incorporated herein by reference, provided that:

(a)            The Severance Period (as defined in the OSPP) shall be twenty-four (24) months;

(b)            The pro-rated annual bonus under Section VI.A.(2) of the OSPP shall be based on your target Annual Bonus for the year of termination (e.g., 125% of your Base Salary if your qualifying termination occurs in fiscal year 2020), without regard to actual Company or individual performance;

(c)            The Welfare Benefit Payments (as defined in the OSPP) period shall be eighteen (18) months);

(d)            The Cause definition set forth in this Agreement shall apply;

(e)            You will be eligible to receive the severance benefits if you resign for Good Reason;

(f)             Any severance payable to you hereunder is not intended to be subject to the Employee Retirement Income Security Act of 1974;

(g)            Sections IV.C., V.D., and XI of the OSPP shall not apply to you or to any severance payable to you hereunder;

(h)            The Post-Employment Restrictions in Sections VII.B.(1)(a), (b), and (c) of the OSPP shall be replaced in their entirety by the Restrictive Covenants (as defined below); and

(i)             Section 8(b) of the form of Severance Agreement and Release appended to the OSPP will be deleted in its entirety and replaced with the following: “Agreement of No Public Comment and Non-Disparagement. You acknowledge and agree you will not disparage or criticize the Company, its Affiliates, their business, their management or their products or services, or any of the released parties set forth in Section 10 below and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates. The Company agrees to (i) instruct its directors and executive officers not to disparage you to third parties and (ii) not disparage you in authorized corporate communications to third parties; provided, that nothing herein shall or shall be construed or interpreted to prevent or impair the Company or its directors and executive officers from making public comments, such as in media interviews, which include good faith, candid discussions or acknowledgements regarding the Company’s performance or business. Notwithstanding the foregoing, nothing in this Section 8(b) shall prevent either you or any of the Company’s directors and executive officers from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements.”

10.          Benefit Plans. You will be eligible to participate in employee benefit plans made available to employees of the Company generally from time to time, subject to plan terms, generally applicable Company policies, and applicable law. In addition to holidays observed by the Company, you will be eligible to use vacation leave in accordance with the policies of Company as in effect from time to time.

11.          Reimbursements.

(a)            During the term of your employment hereunder, the Company shall pay for or reimburse you for all reasonable, customary and necessary business expenses incurred in the performance of your duties and responsibilities hereunder, subject to such reasonable substantiation and documentation as may be specified by the Company from time to time.

(b)           You will be eligible to participate in the Company’s relocation program, with benefits to include reimbursement of (i) reasonable moving costs from Bentonville, Arkansas to the Dallas/Forth Worth, Texas area, (ii) reasonable rent or mortgage costs in the Dallas/Forth Worth, Texas area until the earlier of the first anniversary of the Start Date and when you sell your home in Arkansas, (iii) the realtor fee on the sale of your home in Arkansas and (iv) any income tax incurred by you attributed to the benefits provided in clauses (i) through (iii) of this Section 11(b).

(c)            The Company will reimburse you for reasonable legal fees incurred by you in entering into this Agreement and the Make-Whole Equity Awards.

(d)            Your right to payment or reimbursement for expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

12.          Restrictive Covenants. In consideration of Parent’s grant of the Make-Whole Equity Awards to you, and your employment with the Company, you will be required to agree to be bound by, and comply with, the restrictive covenants set forth in the award agreements evidencing such grants attached as Exhibit A and Exhibit B (collectively, with any other restrictive covenants in favor of the Company or Parent to which you become bound, the “Restrictive Covenants”).

13.          Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 12 of this Agreement. The obligation of the Company to make payments to you under Section 9, and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations under Section 12 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

14.          Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants, any notice requirements, or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

15.          Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

16.          Miscellaneous.  This Agreement sets forth the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment except that you have been advised that you will be required to sign the Mutual Agreement to Resolve Issues and Arbitrate Claims (the “Arbitration Agreement”) as part of your onboarding and as a condition of employment, and such Arbitration Agreement shall remain in effect notwithstanding this Agreement.   This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Texas contract and shall be governed and construed in accordance with the laws of the State of Texas, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction except for the Arbitration Agreement referenced above, which is governed by the Federal Arbitration Act.  You agree to submit to the exclusive jurisdiction of the courts of or in the State of Texas in connection with any dispute arising out of this Agreement except for that under the Arbitration Agreement which is governed by the Federal Arbitration Act.  By signing this Agreement, you give the Company and its Affiliates assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by you, as of the date first above written.

ASHLEY BUCHANAN	THE COMPANY

/s/ Ashley Buchanan	By:	/s/ Mark Cosby
		Name:	Mark Cosby
		Title:	CEO

PARENT

	By:	/s/ Mark Cosby
	Name:	Mark Cosby
	Title:	CEO

EXHIBIT A

Option Award

Name:	Ashley Buchanan
Number of Shares of Stock Subject to Option:	500,000
Price Per Share:	$__________
Date of Grant:	January 6, 2020

The Michaels Companies, Inc.
2014 Omnibus Long-Term Incentive Plan

Non-statutory Stock Option Agreement

This agreement (this “Agreement”) evidences a stock option granted by The Michaels Companies, Inc. (the “Company”) to the individual named above (the “Optionee”) pursuant to and subject to the terms of The Michaels Companies, Inc. 2014 Omnibus Long-Term Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1.           Grant of Stock Option. On the date of grant set forth above (the “Date of Grant”) the Company granted to the Optionee an option (the “Stock Option”) to purchase, on the terms provided herein and in the Plan, up to the number of shares of Stock set forth above (each, a “Share,” and collectively, the “Shares”) at the exercise price per Share set forth above, in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The Stock Option evidenced by this Agreement is a non-statutory option (that is, an option that is not to be treated as a stock option described in subsection (b) of Section 422 of the Code). The Optionee is an employee of the Company and/or of one or more subsidiaries of the Company with respect to which the Company has a “controlling interest” as described in Treas. Regs. §1.409A-1(b)(5)(iii)(E)(1).

2.           Meaning of Certain Terms. Each initially capitalized term used but not separately defined herein has the meaning assigned to such term in the Plan. The following terms have the following meanings:

(a)	“Change of Control” means the occurrence of any of the following: (i) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock either (A) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (B) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (ii) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect from time to time), other than the Investors and their respective affiliated funds, excluding, in any case referred to in clause (i) or (ii) an initial public offering or any bona fide primary or secondary public offering following the occurrence of an initial public offering; or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

(b)	“Good Reason” has the meaning for such term set forth in the Offer Letter.

(c)	“Investors” means Bain Capital Partners, LLC and The Blackstone Group L.P.

(d)	“Offer Letter” means the offer letter agreement between the Grantee, the Company, and Michaels Stores, Inc., dated as of December 26, 2019, as may be amended for time to time.

(e)	“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

(f)	“Qualifying Retirement” means the Optionee’s voluntary termination of Employment by reason of his or her retirement, except where Cause exists (as determined by the Administrator in its sole discretion), (i) at or above age sixty-five (65) or (ii) at or above age fifty-five (55) with five (5) years of service to the Company, provided that the sum of the Optionee’s age and years of the service to the Company is at least sixty-five (65).

(g)	“Restrictive Covenants” has the meaning for such term set forth in the Offer Letter and shall include, for the avoidance of doubt, the covenants set forth in Section 12 herein.

3.             Vesting; Method of Exercise. Unless earlier terminated, forfeited, relinquished or expired, the Stock Option shall vest as follows, provided in each case that the Optionee has remained in continuous Employment from the Date of Grant through the applicable vesting date:

(a)	Twenty-five percent (25%) of the Stock Option shall vest on each anniversary of the Date of Grant.

(b)	In the event (i) the Stock Option (or any portion thereof) is outstanding as of immediately prior to a Change of Control and the Administrator provides for the assumption or continuation of, or the substitution of a substantially equivalent award for, the Stock Option (or any portion thereof) in accordance with Section 7(a)(i) of the Plan (the “Rollover Award”) and (ii) the Optionee’s Employment is terminated by the Company or Michaels Stores, Inc. (or one of their successors) without Cause or the Optionee resigns for Good Reason, in either case, within the twelve (12) months following the Change of Control, the Rollover Award to the extent still outstanding will vest in full on the date of the Optionee’s termination of Employment.

(c)	Notwithstanding Sections 6(a)(4)(A), (B) or (C) of the Plan, but subject to Section 6(a)(4)(D) of the Plan, in the event the Optionee’s Employment ceases by reason of a Qualifying Retirement, the portion of the Stock Option that is then exercisable will remain exercisable until the earlier of the second anniversary of such Qualifying Retirement and the Final Exercise Date (as defined below).

No portion of the Stock Option may be exercised until it vests. Each election to exercise must comply with such rules as the Administrator prescribes from time to time and must be accompanied by payment in full of the exercise price in the form of (i) cash or a check acceptable to the Administrator, (ii) to the extent permitted by the Administrator, payment by means of a broker-assisted cashless exercise program, (iii) such other form of payment, if any, as may be acceptable to the Administrator, or (iv) any combination of the foregoing. The latest date on which the Stock Option or any portion thereof may be exercised will be the 10th anniversary of the Date of Grant (the “Final Exercise Date”); provided, however, if at such time the Optionee or other person (if any) authorized to exercise the Stock Option is prohibited by applicable law or written Company policy applicable to the Optionee (or such other person, as applicable) and similarly situated persons from engaging in any open-market sales of Stock, the Final Exercise Date will be automatically extended to thirty (30) days following the date the Optionee or such other person, as the case may be, is no longer prohibited from engaging in such open-market sales. Any portion of the Stock Option that remains outstanding and has not been exercised by the Final Exercise Date will thereupon immediately terminate. Upon any earlier termination of Employment, subject to Sections 3(b) and (c) above, the provisions of Section 6(a)(4)(A)-(D) of the Plan shall apply.

4.             Forfeiture; Recovery of Compensation. By accepting the Stock Option the Optionee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, under the Stock Option or to any Stock acquired under the Stock Option or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision) and Section 5 of this Agreement. Nothing in the preceding sentence shall be construed as limiting the general application of Section 9 of this Agreement.

5.             Non-Competition/Non-Solicitation. The Optionee hereby acknowledges that the Company and its Affiliates have invested and continue to invest considerable resources in developing Company Information (as defined below) and trade secrets, and in establishing and maintaining relationships with customers, employees, and vendors. The Optionee hereby further acknowledges that the Award is being furnished to the Optionee as good and valuable consideration, among other consideration, in exchange for the below covenants, which are necessary to protect the Company Information, trade secrets, and goodwill of the Company and its Affiliates:

(a)	Non-Competition. The Optionee covenants and agrees that during the Optionee’s Employment and for a period of twenty-four (24) months (and such period shall be tolled on a day-to-day basis for each day during which the Optionee participates in any activity in violation of the restrictions set forth in this Section 5(a)) following the Optionee’s termination of Employment, whether such termination occurs at the insistence of the Company or its Affiliates or the Optionee (for whatever reason), the Optionee will not, directly or indirectly, alone or in association with others, anywhere in the Territory (as defined below), own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, investor, principal, joint venturer, shareholder, partner, director, consultant, agent or otherwise with, or have any financial interest (through stock or other equity ownership, investment of capital, the lending of money or otherwise) in, any business, venture or activity that directly or indirectly competes, or is in planning, or has undertaken any preparation, to compete, with the Business of the Company or any of its Immediate Affiliates (any Person who engages in any such business venture or activity, a “Competitor”), except that nothing contained in this Section 5(a) shall prevent the Optionee’s wholly passive ownership of two percent (2%) or less of the equity securities of any Competitor that is a publicly-traded company. For purposes of this Section 5(a), the “Business of the Company or any of its Immediate Affiliates” is that of (i) arts and crafts, (ii) framing specialty retailer, (iii) wholesaler providing materials, ideas and education for (x) creative activities, and (y) framing, as well as (iv) any other business that the Company or any of its Immediate Affiliates conducts or is actively planning to conduct at any time during the Optionee’s Employment, or with respect to the Optionee’s obligations following his or her termination of Employment the twelve (12) months immediately preceding the Optionee’s termination of Employment; provided, that the term “Competitor” shall not include any business, venture or activity whose gross receipts derived from the retail or wholesale sale of arts and crafts, or framing products and services (aggregated with the gross receipts derived from the retail and wholesale sale of such products or any related business, venture or activity) are less than ten percent (10%) of the aggregate gross receipts of such businesses, ventures or activities. For purposes of this Section 5(a), the “Territory” is comprised of those states within the United States, those provinces of Canada, and any other geographic area in which the Company or any of its Immediate Affiliates was doing business or actively planning to do business at any time during the Optionee’s Employment, or with respect to the Optionee’s obligations following his or her termination of Employment the twelve (12) months immediately preceding the Optionee’s termination of Employment. For purposes of this Section, “Immediate Affiliates” means those Affiliates which are one of the following: (i) a direct or indirect subsidiary of the Company, (ii) a parent to the Company or (iii) a direct or indirect subsidiary of such a parent.

(b)	Non-Solicitation. The Optionee covenants and agrees that during the Optionee’s Employment and for a period of twenty-four (24) months (and such period shall be tolled on a day-to-day basis for each day during which the Optionee participates in any activity in violation of the restrictions set forth in this Section 5(b)) after the termination of the Optionee’s Employment, whether such termination occurs at the insistence of the Company or the Optionee (for whatever reason), the Optionee shall not, and shall not assist any other Person to, (i) hire or solicit for hire any employee of the Company or any of its Immediate Affiliates or seek to persuade any employee of the Company or any of its Immediate Affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Immediate Affiliates to terminate or diminish its relationship with them; provided, however, that after termination of the Optionee’s Employment, these restrictions shall apply only with respect to employees of, and independent contractors providing services to, the Company or one of its Immediate Affiliates who were such on the date that the Optionee’s Employment terminated or at any time during the nine (9) months immediately preceding such termination date; and, provided further, that this Section 5(b) shall not be violated by (x) any general advertising or other general methods of solicitation by another company or search firm not specifically directed at the employees or independent contractors of the Company or any of its Immediate Affiliates or (y) any such hiring, solicitation or encouragement of any employee or independent contractors of the Company or any of its Immediate Affiliates below the level of director, so long as you had no direct or indirect involvement in such activities.

(c)	Goodwill and Company Information. The Optionee acknowledges the importance to the Company and its Affiliates of protecting their legitimate business interests, including without limitation the valuable Company Information and goodwill that they have developed or acquired at considerable expense. The Optionee acknowledges and agrees that in the course of the Optionee’s Employment, the Optionee has acquired: (i) confidential information including without limitation information received by the Company (or any of its Affiliates) from third parties, under confidential conditions, (ii) other technical, product, business, financial or development information from the Company (or any of its Affiliates), the use or disclosure of which reasonably might be construed to be contrary to the interest of the Company (or any of its Affiliates), or (iii) any other proprietary information or data, including but not limited to identities, responsibilities, contact information, performance and/or compensation levels of employees, costs and methods of doing business, systems, processes, computer hardware and software, compilations of information, third-party IT service providers and other Company or its Affiliates’ vendors, records, sales reports, sales procedures, financial information, customer requirements and confidential negotiated terms, pricing techniques, customer lists, price lists, information about past, present, pending and/or planned Company or its Affiliates’ transactions not publically disclosed and other confidential information which the Optionee may have acquired during the Optionee’s Employment (hereafter collectively referred to as “Company Information”) which are owned by the Company or its Affiliates and regularly used in the operation of its business, and as to which precautions are taken to prevent dissemination to persons other than certain directors, officers and employees and if disclosed, would assist in competition against the Company or any of its Affiliates. The Optionee understands and agrees that such Company Information was and will be disclosed to the Optionee in confidence and for use only in performing work for the Company or its Affiliates. The Optionee understands and agrees that the Optionee: (x) will keep such Company Information confidential at all times, (y) will not disclose or communicate Company Information to any third party, and (z) will not make use of Company Information on the Optionee’s own behalf, or on behalf of any third party. In view of the nature of the Optionee’s Employment and the nature of Company Information the Optionee receives during the course of the Optionee’s Employment, the Optionee agrees that any unauthorized disclosure to third parties of Company Information would cause irreparable damage to the confidential or trade secret status of Company Information. The Optionee further acknowledges and agrees that the restrictions on the Optionee’s activities set forth above are necessary to protect the goodwill, Company Information and other legitimate interests of the Company and its Affiliates and that the Optionee’s acceptance of these restrictions is a condition of receipt of the Award, to which the Optionee would not otherwise be entitled, and the Award is good and sufficient consideration to support the Optionee’s agreement to and compliance with these covenants.

(d)	Remedies. In the event of a breach or threatened breach by the Optionee of any of the covenants contained in Section 5(a) or 5(b) or any other Restrictive Covenant covering non-competition, non-solicitation, or non-hire to which the Grantee is bound or a material breach of Section 5(c) or any other Restrictive Covenant to which the Grantee is bound:

(i)              the Optionee hereby consents and agrees that (x) any vested portion of the Stock Option that is unexercised and (y) all shares of Stock issued upon exercise of the Stock Option shall be forfeited effective as of the date of such breach or threatened breach, unless sooner terminated by operation of another term or condition of this Agreement or the Plan;

(ii)             the Optionee hereby consents and agrees that if the Optionee has sold any shares of Stock upon or following the exercise of the Stock Option within twelve (12) months prior to the date of such breach or threatened breach, the Optionee shall pay to the Company the gross proceeds realized by the Optionee in connection with such sale; and

(iii)            the Optionee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

(e)	General. The Optionee agrees that the above restrictive covenants are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The Company and the Optionee agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictive covenants. Should a court of competent jurisdiction determine that the scope of any provision of this Section 5 is too broad to be enforced as written, the Company and the Optionee intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

6.             Transfer of Stock Option. The Stock Option may not be transferred except at death in accordance with Section 6(a)(3) of the Plan.

7.             Form S-8 Prospectus. The Optionee acknowledges that he or she has received and reviewed a copy of the prospectus required by Part I of Form S-8 relating to shares of Stock that may be issued pursuant to the exercise of the Stock Option under the Plan.

8.             Governing Law. Notwithstanding anything to the contrary in the Plan, Section 5 of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction, except where preempted by federal law. Both parties hereby consent and submit to the jurisdiction of the state and federal courts in Dallas County, Texas in all questions and controversies arising out of this Agreement.

9.             Acknowledgments. By accepting the Stock Option, the Optionee agrees to be bound by, and agrees that the Stock Option is subject in all respects to, the terms of the Plan. The Optionee further acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Optionee.

[The remainder of this page is intentionally left blank]

Executed as of the ___ day of _________________, 2020.

Company:	THE MICHAELS COMPANIES, INC.

By:
Name:
Title:

Optionee:
	Name:	Ashley Buchanan

Address:

[Signature Page to Non-Statutory Option Agreement]

EXHIBIT B

RSU Award

Name:	Ashley Buchanan
Number of Restricted Stock Units:	795,000
Date of Grant:	January 6, 2020

The Michaels Companies, Inc.
2014 Omnibus Long-Term Incentive Plan

Restricted Stock Unit Agreement

This agreement (this “Agreement”) evidences the grant of restricted stock units (the “Restricted Stock Units”) by The Michaels Companies, Inc. (the “Company”) to the individual named above (the “Grantee”), pursuant to and subject to the terms of The Michaels Companies, Inc. 2014 Omnibus Long-Term Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1.            Grant of Restricted Stock Units. The Company hereby grants to the Grantee on the date of grant set forth above (the “Date of Grant”) an award (the “Award”) consisting of the right to receive, on the terms provided herein and in the Plan, one share of Stock with respect to each Restricted Stock Unit forming part of the Award, in each case, subject to adjustment pursuant to Section 7(b) of the Plan in respect of transactions occurring after the date hereof.

2.            Meaning of Certain Terms. Each initially capitalized term used but not separately defined herein has the meaning assigned to such term in the Plan. The following terms have the following meanings:

(a)	“Change of Control” means the occurrence of any of the following: (i) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock either (A) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (B) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (ii) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect from time to time), other than the Investors and their respective affiliated funds, excluding, in any case referred to in clause (i) or (ii) an initial public offering or any bona fide primary or secondary public offering following the occurrence of an initial public offering; or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

(b)	“Good Leaver Termination” means the Grantee’s termination of Employment by the Company without Cause, the Grantee’s resignation for Good Reason, or the Grantee’s termination of Employment by reason of his death or Disability.

(c)	“Good Reason” has the meaning for such term set forth in the Offer Letter.

(d)	“Investors” means Bain Capital Partners, LLC and The Blackstone Group L.P.

(e)	“Offer Letter” means the offer letter agreement between the Grantee, the Company, and Michaels Stores, Inc., dated as of December 26, 2019, as may be amended for time to time.

(f)	“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

(g)	“Restrictive Covenants” has the meaning for such term set forth in the Offer Letter and shall include, for the avoidance of doubt, the covenants set forth in Section 12 herein.

3.            Vesting. The term “vest” as used herein with respect to any Restricted Stock Unit means the lapsing of the restrictions described herein with respect to such Restricted Stock Unit. Unless earlier terminated, forfeited, relinquished or expired, the Award shall vest as follows, provided in each case that the Grantee has remained in continuous Employment through the applicable vesting date:

(a)	Fifty percent (50%) of the Award shall vest on each anniversary of the Date of Grant.

(b)	In the event (i) the Restricted Stock Units (or any portion thereof) are outstanding as of immediately prior to a Change of Control and the Administrator provides for the assumption or continuation of, or the substitution of a substantially equivalent award for, the Restricted Stock Units (or any portion thereof) in accordance with Section 7(a)(i) of the Plan (the “Rollover Award”) and (ii) the Grantee’s Employment is terminated by the Company or Michaels Stores, Inc. (or one of their successors) without Cause or the Grantee resigns for Good Reason, in either case, within the twelve (12) months following the Change of Control, the Rollover Award to the extent still outstanding will vest in full on the date of the termination of the Grantee’s Employment. For the avoidance of doubt, if the Administrator does not provide for such assumption, continuation, or substitution in connection with a Change of Control, then the treatment of the Restricted Stock Units in such Change of Control will be as provided for by the Administrator in its sole discretion pursuant to Section 7(a)(2) through Section 7(a)(5) of the Plan; provided, however, that if the Administrator does not provide for such assumption, continuation, or substitution and generally elects to cancel for no consideration unvested restricted stock units of the Company in the Change of Control, the Restricted Stock Units (or any portion thereof) that remain outstanding as of immediately prior to the Change of Control will vest in full.

4.            Forfeiture Risk. If the Grantee’s Employment ceases for any reason, including death, any then outstanding and unvested Restricted Stock Units acquired by the Grantee hereunder shall be treated as set forth in Section 7.

5.            Delivery of Stock. The Company shall deliver to the Grantee as soon as practicable upon the vesting of the Restricted Stock Units (or any portion thereof), but in all events no later than thirty (30) days following the date on which such Restricted Stock Units vest, one share of Stock with respect to each such vested Restricted Stock Unit, subject to the terms of the Plan and this Agreement (any such delivered shares, the “Delivered Shares”).

6.            Minimum Required Holding Period. The Grantee shall not be permitted to sell any Delivered Shares except as follows:

(a)	Prior to the third anniversary of the Date of Grant (the “Third Anniversary”), the Grantee shall only be permitted to sell up to fifty percent (50%) of any such Delivered Shares;

(b)	As of the Third Anniversary and prior to the fourth anniversary of the Date of Grant ((the “Fourth Anniversary”), the Grantee shall only be permitted to sell up to seventy-five percent (75%) of any such Delivered Shares; and

(c)	As of and following the Fourth Anniversary, the Grantee shall be permitted up to one hundred percent (100%) of any such Delivered Shares.

In the event of a Good Leaver Termination, such minimum required holding period requirements shall lapse.

7.            Company Repurchase Right.

(a)	In the event of a Good Leaver Termination at any time prior to the Fourth Anniversary:

(i)              Any then-unvested Restricted Stock Units can be cancelled and cashed out by the Company at a per-share price equal to the closing price of the Stock on the Date of Grant (the “Original Issuance Price”); provided that if the Company does not exercise such right within ninety (90) days of the Grantee’s Employment termination date, such unvested Restricted Stock Units shall vest in full on the 90th day following such termination date, and the Grantee may sell the Delivered Shares.

(ii)             Any then-vested Restricted Stock Units and any Delivered Shares can be retained and/or sold by the Grantee, and the Company will have the right at any time to repurchase the Delivered Shares at a per-share price equal to the closing price of the Stock on the repurchase date (the “Market Price”).

(b)	In the event the Grantee resigns his Employment other than for Good Reason prior to the Fourth Anniversary, the Grantee’s Employment is terminated by the Company for Cause, or the Grantee breaches any Restrictive Covenant covering non-competition, non-solicitation, or non-hire or breaches in any material respect any other Restrictive Covenant to which the Grantee is bound:

(i)              Any then-unvested Restricted Stock Units will be forfeited; and

(ii)             Any then-vested Restricted Stock Units and any Delivered Shares can be retained and/or sold by the Grantee, subject to the minimum required holding periods set forth in Section 6 above; provided, that the Company will have the right at any time to repurchase any Delivered Shares that cannot be sold by reason of such minimum holding periods at a per-share price equal to the lesser of (x) the Original Issuance Price and (y) the Market Price.

8.            Dividends, etc. The Grantee shall have the rights of a shareholder with respect to a share of Stock subject to the Award only at such time, if any, as such share is actually delivered under the Award. Without limiting the generality of the foregoing and for the avoidance of doubt, the Grantee shall not be entitled to vote any share of Stock subject to the Award or to receive or be credited with any dividend or other distribution declared and payable on any such share unless such share has been actually delivered hereunder and is held by the Grantee on the record date for such vote or dividend (or other distribution), as the case may be.

9.            Nontransferability. Neither the Award nor the Restricted Stock Units may be transferred.

10.          Certain Tax Matters.

(a)	The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued shares of Stock upon the vesting of the Restricted Stock Units (or any portion thereof), are subject to the Grantee’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any. No shares of Stock will be required to be transferred pursuant to the vesting of the Restricted Stock Units (or any portion thereof) unless and until the Grantee or the person then holding the Award has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local requirements with respect to tax withholdings then due and has committed (and by accepting the Award the Grantee shall be deemed to have committed) to pay in cash all tax withholdings required at any later time in respect of the transfer of such shares, or has made other arrangements satisfactory to the Administrator with respect to such taxes. The Grantee also authorizes the Company and its subsidiaries to withhold such amounts from any amounts otherwise owed to the Grantee, but nothing in this sentence shall be construed as relieving the Grantee of any liability for satisfying his or her obligations under the preceding provisions of this Section.

(b)	The Grantee expressly acknowledges that because the Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award.

11.          Forfeiture/Recovery of Compensation. By accepting the Award the Grantee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, under the Award or to any Delivered Shares or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision) and Sections 7 and 12 of this Agreement. Nothing in the preceding sentence shall be construed as limiting the general application of Section 15 of this Agreement.

12.          Non-Competition/Non-Solicitation. The Grantee hereby acknowledges that the Company and its Affiliates have invested and continue to invest considerable resources in developing Company Information (as defined below) and trade secrets, and in establishing and maintaining relationships with customers, employees, and vendors. The Grantee hereby further acknowledges that the Award is being furnished to the Grantee as good and valuable consideration, among other consideration, in exchange for the below covenants, which are necessary to protect the Company Information, trade secrets, and goodwill of the Company and its Affiliates:

(a)	Non-Competition. The Grantee covenants and agrees that during the Grantee’s Employment and for a period of twenty-four (24) months (and such period shall be tolled on a day-to-day basis for each day during which the Grantee participates in any activity in violation of the restrictions set forth in this Section 12(a)) following the termination of the Grantee’s Employment, whether such termination occurs at the insistence of the Company or its Affiliates or the Grantee (for whatever reason), the Grantee will not, directly or indirectly, alone or in association with others, anywhere in the Territory (as defined below), own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, investor, principal, joint venturer, shareholder, partner, director, consultant, agent or otherwise with, or have any financial interest (through stock or other equity ownership, investment of capital, the lending of money or otherwise) in, any business, venture or activity that directly or indirectly competes, or is in planning, or has undertaken any preparation, to compete, with the Business of the Company or any of its Immediate Affiliates (any Person who engages in any such business venture or activity, a “Competitor”), except that nothing contained in this Section 12(a) shall prevent the Grantee’s wholly passive ownership of two percent (2%) or less of the equity securities of any Competitor that is a publicly-traded company. For purposes of this Section 12(a), the “Business of the Company or any of its Immediate Affiliates” is that of (i) arts and crafts, (ii) framing specialty retailer, (iii) wholesaler providing materials, ideas and education for (x) creative activities, and (y) framing, as well as (iv) any other business that the Company or any of its Immediate Affiliates conducts or is actively planning to conduct at any time during the Grantee’s Employment, or with respect to the Grantee’s obligations following the termination of the Grantee’s Employment, the twelve (12) months immediately preceding the termination of the Grantee’s Employment; provided, that the term “Competitor” shall not include any business, venture or activity whose gross receipts derived from the retail or wholesale sale of arts and crafts, or framing products and services (aggregated with the gross receipts derived from the retail and wholesale sale of such products or any related business, venture or activity) are less than ten percent (10%) of the aggregate gross receipts of such businesses, ventures or activities. For purposes of this Section 12(a), the “Territory” is comprised of those states within the United States, those provinces of Canada, and any other geographic area in which the Company or any of its Immediate Affiliates was doing business or actively planning to do business at any time during the Grantee’s Employment, or with respect to the Grantee’s obligations following his or her termination of Employment the twelve (12) months immediately preceding the termination of the Grantee’s Employment. For purposes of this Section, “Immediate Affiliates” means those Affiliates which are one of the following: (i) a direct or indirect subsidiary of the Company, (ii) a parent to the Company or (iii) a direct or indirect subsidiary of such a parent.

(b)	Non-Solicitation. The Grantee covenants and agrees that during the Grantee’s Employment and for a period of twenty-four (24) months (and such period shall be tolled on a day-to-day basis for each day during which the Grantee participates in any activity in violation of the restrictions set forth in this Section 12(b)) after the termination of the Grantee’s Employment, whether such termination occurs at the insistence of the Company or the Grantee (for whatever reason), the Grantee shall not, and shall not assist any other Person to, (i) hire or solicit for hire any employee of the Company or any of its Immediate Affiliates or seek to persuade any employee of the Company or any of its Immediate Affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Immediate Affiliates to terminate or diminish its relationship with them; provided, however, that after termination of the Grantee’s Employment, these restrictions shall apply only with respect to employees of, and independent contractors providing services to, the Company or any of its Immediate Affiliates who were such on the date that the Grantee’s Employment terminated or at any time during the nine (9) months immediately preceding such termination date; and, provided further, that this Section 5(b) shall not be violated by (x) any general advertising or other general methods of solicitation by another company or search firm not specifically directed at the employees or independent contractors of the Company or any of its Immediate Affiliates or (y) any such hiring, solicitation or encouragement of any employee or independent contractors of the Company or any of its Immediate Affiliates below the level of director, so long as you had no direct or indirect involvement in such activities.

(c)	Goodwill and Company Information. The Grantee acknowledges the importance to the Company and its Affiliates of protecting their legitimate business interests, including without limitation the valuable Company Information and goodwill that they have developed or acquired at considerable expense. The Grantee acknowledges and agrees that in the course of the Grantee’s Employment, the Grantee has acquired: (i) confidential information including without limitation information received by the Company (or any of its Affiliates) from third parties, under confidential conditions, (ii) other technical, product, business, financial or development information from the Company (or any of its Affiliates), the use or disclosure of which reasonably might be construed to be contrary to the interest of the Company (or any of its Affiliates), or (iii) any other proprietary information or data, including but not limited to identities, responsibilities, contact information, performance and/or compensation levels of employees, costs and methods of doing business, systems, processes, computer hardware and software, compilations of information, third-party IT service providers and other Company or its Affiliates’ vendors, records, sales reports, sales procedures, financial information, customer requirements and confidential negotiated terms, pricing techniques, customer lists, price lists, information about past, present, pending and/or planned Company or its Affiliates’ transactions not publically disclosed and other confidential information which the Grantee may have acquired during the Grantee’s Employment (hereafter collectively referred to as “Company Information”) which are owned by the Company or its Affiliates and regularly used in the operation of its business, and as to which precautions are taken to prevent dissemination to persons other than certain directors, officers and employees and if disclosed, would assist in competition against the Company or any of its Affiliates. The Grantee understands and agrees that such Company Information was and will be disclosed to the Grantee in confidence and for use only in performing work for the Company or its Affiliates. The Grantee understands and agrees that the Grantee: (x) will keep such Company Information confidential at all times, (y) will not disclose or communicate Company Information to any third party, and (z) will not make use of Company Information on the Grantee’s own behalf, or on behalf of any third party. In view of the nature of the Grantee’s Employment and the nature of Company Information the Grantee receives during the course of the Grantee’s Employment, the Grantee agrees that any unauthorized disclosure to third parties of Company Information would cause irreparable damage to the confidential or trade secret status of Company Information. The Grantee further acknowledges and agrees that the restrictions on his or her activities set forth above are necessary to protect the goodwill, Company Information and other legitimate interests of the Company and its Affiliates and that the Grantee’s acceptance of these restrictions is a condition of receipt of the Award, to which the Grantee would not otherwise be entitled, and the Award is good and sufficient consideration to support the Grantee’s agreement to and compliance with these covenants.

(d)	Remedies. In the event of a breach or threatened breach by the Grantee of any of the covenants contained in Section 12(a), 12(b) or any other Restrictive Covenant covering non-competition, non-solicitation, or non-hire to which the Grantee is bound or a material breach of Section 12(c) or any other Restrictive Covenant to which the Grantee is bound:

(i)               the Grantee hereby consents and agrees that (x) any unvested Restricted Stock Units shall be forfeited effective as of the date of such breach or threatened breach, unless sooner terminated by operation of another term or condition of this Agreement or the Plan and (y) any Delivered Shares shall be subject to Section 7(b) above; and

(ii)              the Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

(e)	General. The Grantee agrees that the above restrictive covenants are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The Company and the Grantee agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictive covenants. Should a court of competent jurisdiction determine that the scope of any provision of this Section 12 is too broad to be enforced as written, the Company and the Grantee intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

13.          Form S-8 Prospectus. The Grantee acknowledges having received and reviewed a copy of the prospectus required by Part I of Form S-8 relating to shares of Stock that may be issued under the Plan.

14.          Governing Law. Notwithstanding anything to the contrary in the Plan, Section 12 of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction, except where preempted by federal law. Both parties hereby consent and submit to the jurisdiction of the state and federal courts in Dallas County, Texas in all questions and controversies arising out of this Agreement.

15.          Acknowledgments. By accepting the Award, the Grantee agrees to be bound by, and agrees that the Award is, and the Restricted Stock Units are, subject in all respects to, the terms of the Plan. The Grantee further acknowledges and agrees that (a) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder, and (b) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

[The remainder of this page is intentionally left blank]

Executed as of the ___ day of _________________, 2020.

Company:	THE MICHAELS COMPANIES, INC.

By:
Name:
Title:

Grantee:
	Name:	Ashley Buchanan
Address: